EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-170686 on Form S-3 and Registration Statement Nos. 333-135726, 333-142694, and 333-158059 on Form S-8 of our report dated February 24, 2011, relating to the consolidated financial statements of Portland General Electric Company, and the effectiveness of Portland General Electric Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 24, 2011